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                                                                  EXHIBIT 10.19

                               SERVICES AGREEMENT


            SERVICES AGREEMENT (this "Agreement") dated as of June___, 2000, between Webhelp.com Inc., a Delaware corporation ("Webhelp"), and Webhelp S.A., a French societe anonyme (the "Company").

                              W I T N E S S E T H :


            WHEREAS, Webhelp has developed an integrated solution for the provision of certain real-time human assistance network services and is ready, willing and able to provide access to such network services and license certain related know-how relating to the provided services to Company.

            WHEREAS Webhelp has verified that such solution can be technologically customized and adapted to work in French speaking markets;

            WHEREAS, the Company desires to establish a Web site and to provide similar services in the French language;

            WHEREAS, simultaneously herewith, Webhelp and the Company are entering into a Technology and Trademark Agreement (the "Technology and Trademark Agreement") whereby Webhelp is licensing certain technology and access to certain of Webhelp's computer systems in connection with such services; and

            WHEREAS, Webhelp and the Company desire to enter into an agreement whereby Webhelp shall provide the Company with certain services in connection with the Company's business;

            NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and set forth in the Technology and Trademark Agreement, the parties hereto hereby agree as follows:

      1. SERVICES. Webhelp shall provide to the Company the services described on Schedule I hereto.

      2. WEBHELP SERVICE FEES. As consideration for the services rendered pursuant to this Services Agreement, the following amounts shall be payable by the Company:

            (a) Nineteen and nine-tenths percent (19.9%) of the total issued and outstanding common shares of the Licensee pursuant to the Subscription Agreement dated as of the date hereof (the "Subscription Agreement") among the Licensee, Webhelp and Europe@web and in accordance with the Shareholders Agreement dated as of the date hereof (the "Shareholders Agreement"; and together with this Agreement, the Services Agreement and the Subscription Agreement, the

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                  "Documents") among the Licensee, Frederic Jousset, Olivier
                  Duha, EUROPE@WEB B.V. and Webhelp, which shall be fully earned on the date hereof;

            (b) during first 12-months of the Initial Term, the Licensee shall pay to Webhelp US $3,500,000 in cash, US $ 1,000,000 of which has been paid on behalf of the Licensee by EUROPE@WEB B.V., US $2,000,000 of which is payable on September 30, 2000 by wire transfer to an account designated by Webhelp, and US $500,000 of which is payable on December 31, 2000 by wire transfer to an account designated by Webhelp. Notwithstanding the foregoing, in the event that Company is unable to arrange further financing by September 30, 2000, the September 30th payment stipulated above shall be postponed until the date of such further financing but in no event, shall the payment be postponed beyond December 31, 2000 regardless of available financing.

            (c) A monthly service fee shall be payable by Company as consideration for the continuing services provided by Webhelp under this Services Agreement (the "Service Fees") which shall be calculated in the following manner:

            (i)   For the initial 12 month period: 0% of Gross Revenue;
            (ii) For the following 12 month period (year 2 of the Agreement), 5% of Gross Revenue;
            (iii) For the following 12 month period (year 3) 4% of Gross
                  Revenue;
            (iv)  For the following 12 month period (year 4) 4% of Gross
                  Revenue;

Gross Revenue shall be defined as the total consideration actually received by Company or accruing to the benefit of the Company in accordance with French GAAP and in accordance with the annual financial statements prepared by Company for its shareholders. Without limiting the generality of the foregoing, consideration can include non-monetary consideration provided such non-monetary consideration can be valued monetarily. Company shall have the obligation to account and remit to Webhelp the Service Fees set out above, 15 days following each month end.

During the Term of this Agreement and for two (2) years thereafter, Company agrees to keep all usual and proper records and books of account and all usual and proper entries relating to Company's revenue and Webhelp shall have the right to cause an audit and/or inspection to be made of the applicable records and books in order to verify statements issued by Company and Company's compliance with the terms of this Agreement. Any such audit shall be conducted by an independent certified public accountant selected by Webhelp (other than on a contingent fee basis). Any audit and/or inspection shall be conducted during regular business hours at Company's facilities with reasonable notice. Such audits shall be made no more often than once every twelve (12) months

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      3.    DIRECT COSTS. Each of the parties shall be solely responsible for payment of its expenses occurring as a result of the operation of this Agreement. Notwithstanding the foregoing, any direct costs (e.g. travel, accommodation, etc.) incurred by Webhelp in fulfillment of their obligations under this Agreement shall be the responsibility of Webhelp until the first 12 months of this Agreement has expired after which time any reasonable direct costs shall be borne by Company.

      4. TERM. This Agreement shall commence effective as of the date hereof and shall continue thereafter until the term of the Technology and Trademark Agreement terminates, unless mutually extended in writing by the parties hereto. It is expressly understood by the parties that there is a process for re-negotation set out under the Technology and Trademark Agreement and that provisions related to the process of re-negotiation thereunder shall be deemed to apply to this Services Agreement insofar as such provisions may reasonably apply.

      5. INDEMNIFICATION BY THE COMPANY. Notwithstanding any insurance carried by the Company, the Company shall defend, indemnify and hold harmless Webhelp, its subsidiaries and their respective agents, officers, directors and employees (each an "Webhelp Person") against and from any and all losses, liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable attorneys' fees, which may be imposed upon or incurred by or asserted against any Webhelp Person by a third-party and arising out of the performance by Webhelp of its services hereunder (unless with respect to any such indemnified party claiming indemnification hereunder due to the gross negligence or willful misconduct of such indemnified party). In the event that any action or proceeding is commenced against any Webhelp Person with respect to any matter for which any such person or entity may be entitled to indemnification pursuant to this Section 4, Webhelp shall give written notice thereof to the Company and the Company shall have the right to defend such action or proceeding with counsel selected by the Company and approved in writing by Webhelp, provided that (i) Webhelp's failure to give any such notice shall not impair or limit any Webhelp Person's rights hereunder except to the extent that the Company is materially prejudiced thereby and (ii) no settlement shall be made by the Company without the prior written consent of Webhelp (which consent shall not be unreasonably withheld, unless such settlement does not contain a general release of the Webhelp Persons by all claimants in form and substance reasonably acceptable to Webhelp, in which case Webhelp may withhold its consent in its sole and absolute discretion). This indemnification obligation of the Company shall survive any termination of this Agreement or any provision herein to the contrary.

      6. INDEPENDENT CONTRACTOR. At all times, Webhelp shall render and perform its services hereunder as an independent contractor in accordance with its own standards, subject to Webhelp's compliance with the provisions of this Agreement and with all applicable laws, ordinances and regulations. The Company shall not have or exercise any control or direction over Webhelp in the performance of its services under this Agreement. Under no circumstances shall either party hereto, any of its officers, directors or employees or any other person employed by or associated with such party be deemed to be an employee of the other party. Neither party nor any director, officer, employee, agent or representative of such party shall be entitled to any of the employment-related benefits (including, without limitation, fringe benefits and worker's compensation benefits) afforded by the other party to its employees by virtue of this Agreement.

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      7.    PAYMENT OF APPLICABLE TAXES. Webhelp shall be solely responsible for the payment of all applicable federal, state and local income taxes, gross receipt taxes, FICA, unemployment and disability benefits and worker's compensation obligations arising out of or relating to the performance by Webhelp of services pursuant to this Agreement. Webhelp shall further be solely responsible for the payment of all applicable state and local sales, use and service taxes levied upon it in connection with the services rendered by it pursuant to this Agreement. It is expressly acknowledged and agreed by the parties hereto that neither party hereto shall withhold or in any way be responsible for the payment of any federal, state, provincial or local income or occupational taxes, gross receipt taxes, FICA taxes, unemployment compensation, disability benefits, or worker's compensation contribution, or any other similar payments for or on behalf of the other party hereto or its employees, agents or representatives.

      8. RELINQUISHMENT OF RECORDS. Upon the termination of this Agreement, each party hereto shall promptly return to the other party upon request any and all files, data and materials owned by the requesting party and made available to the other party pursuant to this Agreement.

      9. AMENDMENT OR MODIFICATION, WAIVER. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by each party hereto. Except as otherwise specifically provided in this Agreement, no waiver by any party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

      10. NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission,
(iii) on the business day after delivery to an overnight courier service or the Express mail service maintained by the United States Postal Service, provided receipt of delivery has been confirmed, or (iv) on the fifth day after mailing, if mailed by registered or certified mail, postage prepaid, properly addressed and return-receipt requested, in all cases to the parties as follows:

      If to the Company:





      If to Webhelp:

      One Dundas Street West
      Suite 2500
      Toronto, Ontario  M5G 1Z3
      Canada
      Attention: Kerry Adler
      Telecopier: (416) 204-1939

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      With a copy to:

      John D. Burton
      Webhelp.com Inc.
      237 Park Avenue
      20th Floor
      New York, New York  10017
      U.S.A.
      Telecopier:  (646) 349-2065


Any party may change its address by giving the other party written notice of its new address in the manner set forth above.

      11. ENTIRE AGREEMENT. This Agreement and the Technology and Trademark Agreement contain the entire agreement between the parties hereto with respect to the subject matter hereof and thereof. This Agreement and the Technology and Trademark Agreement supersede all prior understandings, negotiations and agreements between the parties with respect to the subject matter hereof.

      12. SEVERABILITY. If any provision herein contained shall be held to be illegal or unenforceable, such holding shall not affect the validity or enforceability of the other provisions of this Agreement.

      13. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within that State, without reference to any conflict of laws principles that would apply the laws of any other jurisdiction.

      14. ASSIGNMENT. This Agreement may not be assigned in whole or in part by either party hereto without the prior written consent of the other, and any attempted assignment in violation of this Section 13 shall be null and void.

      15. BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, and their respective successors and permitted assigns.

      16. COUNTERPARTS. This Agreement may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

      17. INTEREST IN OTHER BUSINESSES. Nothing contained herein shall create any right or entitlement in the Company or Webhelp to participate in any other related or unrelated activity conducted by the other party and each party further acknowledges that nothing contained herein shall create any interest, right or entitlement of such party in any present or future operations, activities or facilities owned, managed or otherwise related to the other party hereto or its subsidiaries or affiliates, other than the rights of the parties hereto as expressly provided herein and in the other agreements entered into as of the date hereof between the parties.

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      18.   INTENTIONS OF THE PARTIES. The parties hereto intend, in good faith, that this Agreement and the transactions contemplated hereby be conducted in such a manner so as to comply with all applicable laws, rules and regulations governing the services contemplated hereby.



                                      * * *
            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.



                                          WEBHELP.COM INC.



                                          By  __________________________
                                              Name:
                                              Title:





                                          WEBHELP S.A.



                                          By  __________________________
                                              Name:
                                              Title: